KPMG LLP
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Consent of Independent Registered Public Accounting Firm

The Board of Directors Thermon Group Holdings, Inc.:

We consent to the use of our reports dated June 1, 2020, with respect to the consolidated balance sheets of Thermon Group Holdings, Inc. as of March 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three-year period ended March 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of March 31, 2020, incorporated herein by reference. Our report contains an explanatory paragraph related to Thermon Group Holdings, Inc.’s change in method of accounting for leases as of April 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

Austin, Texas July 27, 2020

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